Exhibit 23.3
Consent of Independent Public Accounting Firm
We have issued our report dated July 13, 2007 on the financial statements of Medisystems Group Companies appearing in this Registration Statement on Form S-4. We consent to the use of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
July 23, 2007
Seattle, Washington